Exhibit 99.1

Patriot Completes $10 Million Subordinated Debt Offering; Enters FTSE Russell Microcap Index

STAMFORD, Conn., July 02, 2018 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (“Patriot”) announced today that it has completed the private placement of $10 million in fixed-to-floating rate subordinated notes due 2028 (the “Notes”).  A material portion of the proceeds from the sale of the Notes will be down-streamed to Patriot as regulatory capital, which will be used for financing of its pending acquisition and for general corporate purposes.

Patriot’s Chairman and CEO, Michael Carrazza, stated, “We are pleased to announce the completion of our $10 million subordinated debt offering to support our strategic growth plans and further strengthening of Patriot.”   Patriot recently acquired Prime Bank of Orange, CT and, subject to requisite regulatory approvals, will complete its acquisition of Hana Small Business Lending, a leading SBA lending platform later in 2018.

The Notes will initially bear interest at 6.25% per annum, beginning June 29, 2018 through June 29, 2023, payable semi-annually in arrears.  From June 30, 2023 through June 29, 2028, or up to an early redemption date, the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month LIBOR plus 332.5 basis points, payable quarterly in arrears.  Beginning on June 30, 2023 through maturity, the Notes may be redeemed, at PNBK’s option, on any scheduled interest payment date.  The Notes will mature on June 30, 2028.

The Notes were assigned a BBB rating by Egan-Jones Rating Agency and are expected to qualify as regulatory Tier 2 capital for Patriot National Bancorp, Inc.

Sandler O’Neill + Partners, L.P. served as the lead placement agent and Brean Capital, LLC served as the co-placement agent for the offering.  The Company was advised by Holland & Knight LLP and the placement agents were advised by Shapiro Bieging Barber Otterson LLP.

In addition, PNBK is pleased to announce its entry into the 2018 Russell Microcap Index, which was reconstituted in June 2018.

About Patriot Bank

Founded in 1994, Patriot National Bancorp, Inc. is the parent holding company of Patriot Bank N.A., a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot Bank places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (12) the application of generally accepted accounting principles, consistently applied,  (13) the fact that one period of reported results may not be indicative of future periods,  (14)  the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

Contact:
Patriot Bank, N.A.	Michael Carrazza	Rick Muskus
900 Bedford Street	CEO & Chairman	President
Stamford, CT 06901	203-251-8230	203-252-5939
www.BankPatriot.com